Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ares Acquisition Corporation II

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457(o)	46,000,000	$10.00	$460,000,000	0.00011020	$50,692
	Equity	Class A ordinary shares included as part of the units(3)	Other(4)	46,000,000	—	—	—	—
	Equity	Redeemable warrants included as part of the units(3)	Other(4)	23,000,000	—	—	—	—
	Equity	Class A ordinary shares underlying the redeemable warrants included as part of the units(3)	457(o)	23,000,000	$11.50	$264,500,000	0.00011020	$29,148
Fees Previously Paid
	Total Offering Amounts					$724,500,000		$79,840
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$79,840

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 6,000,000 units, consisting of 6,000,000 Class A ordinary shares and 3,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.